SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
KEY ENERGY SERVICES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KEY ENERGY SERVICES, INC.
6 Desta Drive, Suite 4400
Midland, Texas 79705

April 30, 2003

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Key Energy Services, Inc. (the "Company") to be held at the Hilton New York, 1335 Avenue of the Americas, Rendezvous Trianon Room, Third Floor, New York, New York 10019 at 11:00 a.m. (Eastern Daylight Time) on Friday, June 6, 2003.

        At the Annual Meeting, stockholders of the Company are being asked to elect eight directors for the ensuing year or until their successors are elected and qualified.

        This matter and the procedure for voting your shares are discussed in the accompanying Notice of Annual Meeting and Proxy Statement.

        Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy by telephone, via the Internet or by signing, dating, and returning the enclosed proxy card in the enclosed postage-paid envelope. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

Sincerely,

Francis D. John Chairman of the Board, President and Chief Executive Officer

KEY ENERGY SERVICES, INC.
6 Desta Drive, Suite 4400
Midland, Texas 79705

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 6, 2003

        Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Key Energy Services, Inc. (the "Company") will be held at the Hilton New York, 1335 Avenue of the Americas, Rendezvous Trianon Room, Third Floor, New York, New York at 11:00 a.m. (Eastern Daylight Time) on Friday, June 6, 2003, to consider and act upon the following matters:

  (1)
  To elect eight directors for the ensuing year or until their successors are elected and qualified; and

  (2)
  To consider and act on such other business as may properly come before the Annual Meeting.

        The Board of Directors has fixed the close of business on April 21, 2003, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only those stockholders of record on that date will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

        A complete list of the stockholders entitled to vote at the Annual Meeting will be open for inspection at the Company's office located at 400 South River Road, New Hope, Pennsylvania 18938, at least 10 days before the Annual Meeting.

By Order of the Board of Directors,

Jack D. Loftis, Jr. Secretary

Midland, Texas April 30, 2003

IMPORTANT

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY SUBMIT YOUR PROXY BY TELEPHONE, VIA THE INTERNET OR BY COMPLETING, DATING AND SIGNING THE ENCLOSED PROXY CARD IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE ENCLOSED ENVELOPE WITHIN THE UNITED STATES. A STOCKHOLDER MAY, IF SO DESIRED, REVOKE HIS PROXY AND VOTE HIS SHARES IN PERSON AT THE MEETING.

KEY ENERGY SERVICES, INC.
6 Desta Drive, Suite 4400
Midland, Texas 79705

PROXY STATEMENT FOR ANNUAL
MEETING OF STOCKHOLDERS
TO BE HELD JUNE 6, 2003

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Key Energy Services, Inc. (the "Company") for use at the Company's Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Hilton New York, 1335 Avenue of the Americas, Rendezvous Trianon Room, Third Floor, New York, New York, 10019 at 11:00 a.m. (Eastern Daylight Time) on Friday, June 6, 2003, and at any adjournment or postponement thereof. This Proxy Statement and the accompanying form of proxy are first being mailed to the Company's stockholders on or about April 30, 2003.

        The Company will bear all costs of solicitation of proxies. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional compensation, may solicit proxies by telephone, telegraph, facsimile and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of such proxy materials. In addition, the Company has engaged D. F. King & Co. to assist in the solicitation for a fee of $5,000, plus out-of-pocket costs and expenses.

RECORD DATE, VOTING AND SHARE OWNERSHIP

        Only holders of record of common stock, par value $.10 per share (the "Common Stock"), of the Company at the close of business on April 21, 2003 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. Each share of Common Stock is entitled to one vote. On the Record Date there were outstanding and entitled to vote 128,551,471 shares of Common Stock.

        The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the votes entitled to be cast (64,275,736 shares) will constitute a quorum for the transaction of business at the Annual Meeting. A proxy, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein. Where a choice is not so specified, the shares represented by the proxy will be voted "for" the election of the nominees for directors listed herein and in the discretion of the persons named in the proxy with respect to any other matter that may properly come before the Annual Meeting. A stockholder marking the proxy "Abstain" will not be counted as a vote in favor of or against the election of directors.

        Stockholders of record may also cast their votes by calling a toll-free telephone number or using the Internet—24 hours a day, seven days a week. Stockholders who elect to cast their votes by the telephone or through the Internet must do so by 11:59 p.m. (Eastern Daylight Time) on June 5, 2003. Stockholders whose shares are held in street name may cast their votes by telephone or through the Internet if their broker or nominee makes these methods available. In either case you should refer to the instructions provided on the enclosed proxy card. Telephone and Internet voting procedures have been designed to verify a stockholder's identity through a personal identification or control number and to confirm that their voting instructions have been properly recorded. If stockholders vote using either of these electronic means, they will save the Company return mail expense.

        Any stockholder who casts their vote using the telephone or the Internet may change their vote using the same method that was first used to cast their vote. Stockholders whose shares are held in street name should follow the instructions in the voting instruction form provided by their broker or nominee to change their vote and must obtain a valid proxy from their broker or nominee to vote in person at the Annual Meeting.

        Votes cast at the Annual Meeting will be tabulated by a duly appointed inspector of election. The inspector will treat shares represented by a properly signed and returned proxy as present at the Annual Meeting for purposes of determining a quorum without regard to whether the proxy is marked as casting a vote or abstaining. Likewise, the inspector will treat shares represented by "broker non-votes" as present for purposes of determining a quorum, although such shares will not be voted on any matter for which the record holder of such shares lacks authority to act. Broker non-votes are proxies with respect to shares held in record name by brokers or nominees, as to which:

  •
  instructions have not been received from the beneficial owners,

  •
  the broker or nominee does not have discretionary voting power under applicable national securities exchange rules or the instrument under which it serves in such capacity, or

  •
  the record holder has indicated on the proxy card or has otherwise notified the Company that the record holder does not have authority to vote such shares on that matter.

        If a quorum exists, a proposal can be adopted by an affirmative vote of:

  •
  in the case of election of directors, a plurality of the votes cast, and

  •
  in the case of any other matter as may properly come before the Annual Meeting, a majority of the votes cast.

REVOCABILITY OF PROXIES

        Any stockholder giving a proxy has the power to revoke it at any time before it is exercised, by delivering to the Secretary of the Company at its office located at 400 South River Road, New Hope, Pennsylvania 18938, a written notice of revocation or another duly executed proxy bearing a later date. A stockholder also may revoke his or her proxy by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy.

ELECTION OF DIRECTORS

        At the Annual Meeting, eight directors are to be elected, with each director to hold office until the next Annual Meeting of Stockholders and until his successor is elected and qualified unless such director resigns or is properly removed from office prior to such time. The Board of Directors has designated the persons named in the accompanying proxy to vote for the election of eight directors, each of whom was nominated by the Nominating Committee, and those persons intend to vote for the election of the nominees named below to the Board of Directors unless authority to do so is withheld by the stockholder submitting the proxy. Seven of the eight nominees have been previously elected by the Company's stockholders to serve as directors. Mr. Michael, who was elected to the Board of Directors on March 24, 2003 to fill a vacancy created when the Board increased the number of directors from seven to eight, is up for election to the Board of Directors for the first time. If any of the nominees become unavailable to serve, the shares represented by proxies will be voted for the election of a substitute nominee selected by the Board of Directors as recommended by the Nominating Committee, or the size of the Board may be reduced accordingly. However, the Board of Directors is not currently aware of any circumstances likely to cause any nominee to be unavailable to serve if elected. For information regarding ownership of Common

Stock by the nominees see "Security Ownership of Management and Certain Beneficial Owners—Management." Certain information concerning the nominees is set forth below.

Name	Position	Age
Francis D. John (1)	Chairman of the Board, President and Chief Executive Officer	49
David J. Breazzano (1)(3)(4)	Director	46
Kevin P. Collins (1)(2)	Director	52
William D. Fertig (1)(3)	Director	46
W. Phillip Marcum (2)	Director	59
Ralph S. Michael, III (2)(3)	Director	48
J. Robinson West (3)(4)	Director	56
Morton Wolkowitz (1)(4)	Director	74

(1)
Member of the Executive Committee.

(2)
Member of the Audit Committee.

(3)
Member of the Compensation Committee.

(4)
Member of the Nominating Committee.

        Francis D. John has been (i) the President and a director since June 1988, (ii) the Chief Executive Officer since October 1989 and (iii) the Chairman of the Board since August 1996. In addition, he served as the Chief Financial Officer from October 1989 through July 1997 and as Chief Operating Officer from April 1999 through December 2001. Before joining the Company, he was Executive Vice President of Finance and Manufacturing of Fresenius U.S.A., Inc. Mr. John previously held operational and financial positions with Unisys, Mack Trucks and Arthur Andersen. He received a BS from Seton Hall University and an MBA from Fairleigh Dickinson University.

        David J. Breazzano has been a director since October 1997. Mr. Breazzano is one of the founding principals at DDJ Capital Management, LLC, an investment management firm established in 1996. Mr. Breazzano previously served as a Vice President and Portfolio Manager at Fidelity Investments from 1990 to 1996. Prior to joining Fidelity Investments, Mr. Breazzano was President and Chief Investment Officer of the T. Rowe Price Recovery Fund. He is also a director of North East Waste Services, Inc. and Samuels Jewelers, Inc. He holds a BA from Union College and an MBA from Cornell University.

        Kevin P. Collins has been a director since March 1996. Mr. Collins has been a managing member of the Old Hill Company LLC since 1997. From 1992 to 1997, he served as a principal of JHP Enterprises, Ltd., and from 1985 to 1992, as Senior Vice President of DG Investment Bank, Ltd., both of which were engaged in providing corporate finance and advisory services. Mr. Collins was a director of WellTech, Inc. from January 1994 until March 1996 when WellTech, Inc. was merged into the Company. Mr. Collins is also a director of The Penn Traffic Company, Metretek Technologies, Inc., and London Fog Industries, Inc. Mr. Collins is a Chartered Financial Analyst and holds a BS and an MBA from the University of Minnesota.

        William D. Fertig has been a director since April 2000. Mr. Fertig is Co-Chairman and Chief Investment Officer of Context Capital Management, an investment advisory firm. Mr. Fertig was previously a Principal and a Senior Managing Director of McMahan Securities from 1990 through April 2002. Mr. Fertig previously served as a Senior Vice President and Manager of Convertibles at Drexel Burnham Lambert prior to joining McMahan Securities in 1990, and from 1979 to 1989, served as Vice

President and Convertible Securities Sales Manager at Credit Suisse First Boston. He holds a BS from Allegheny College and an MBA from New York University's Stern Business School.

        W. Phillip Marcum has been a director since March 1996. Mr. Marcum was a director of WellTech, Inc. from January 1994 until March 1996 when WellTech, Inc. was merged into the Company. From October 1995 until March 1996, Mr. Marcum was the acting Chairman of the Board of Directors of WellTech, Inc. He has been Chairman of the Board, President and Chief Executive Officer of Metretek Technologies, Inc., since January 1991 and is a director of Contour Energy Co. He holds a BBA from Texas Tech University.

        Ralph S. Michael, III has been a director since March 2003. From February 2001 to September 2002, he served as Executive Vice President and Group Executive of PNC Financial Services Group, with responsibility for PNC Advisors, PNC Capital Markets and PNC Leasing. From March 1996 to February 2001, he served as Executive Vice President and Chief Executive Officer of PNC Corporate Banking. He served as President of PNC Bank, Ohio from May 1992 to March 1996, and as Chief Executive Officer from August 1992 to March 1996. He served as Executive Vice President of Pittsburgh National Bank from March 1991 to May 1992, and served in a number of management positions with Pittsburgh National Bank since his hire in 1979. He has been a director of Ohio Casualty Corporation, a property and casualty insurance business, since April 2002. He has also been a director of T.H.E. Inc. since 1991. He holds a BA from Stanford University and an MBA from the UCLA Graduate School of Management.

        J. Robinson West has been a director since November 2001. Mr. West is the founder, and has served as Chairman and a director of the PFC Energy, strategic advisers to international oil and gas companies, national oil companies, and petroleum ministries, since 1984. Previously, Mr. West served as U.S. Assistant Secretary of the Interior with responsibility for offshore oil leasing policy from 1981 through 1983. He was Deputy Assistant Secretary of Defense for International Economic Affairs from 1976 through 1977 and a member of the White House Staff from 1974 through 1976. He is currently on the Secretary of Energy Advisory Board and is also a member of the Council on Foreign Relations. He holds a BA with advanced standing from the University of North Carolina at Chapel Hill and a JD from Temple University.

        Morton Wolkowitz has been a director since December 1989. Mr. Wolkowitz served as President and Chief Executive Officer of Wolkow Braker Roofing Corporation, a privately held company that provided a variety of roofing services, from 1958 through 1989. Mr. Wolkowitz has been a private investor since 1989. He holds a BS from Syracuse University.

REQUIRED VOTE

        The eight nominees for election as directors who receive the greatest number of votes shall be elected as directors.

        The Board of Directors recommends that the stockholders vote FOR the election of each of the nominees listed above.

BOARD AND COMMITTEE MEETINGS

        During the fiscal year ended June 30, 2002, the Board of Directors held four meetings. The Board of Directors also held four meetings during the six-month transition period ended December 31, 2002. Other than Mr. Marcum, each of the current directors who then were in office attended at least 75% of the meetings of the Board of Directors and each committee thereof on which such director served for the fiscal year ended June 30, 2002 and for the six-month transition period ended December 31, 2002. Seven of the eight members of the Board of Directors are outside directors, each of whom the Company believes would qualify as "independent" under the revised listing standards currently proposed by the New York Stock Exchange.

        The Board of Directors has an Audit Committee, a Compensation Committee, a Nominating Committee and an Executive Committee.

        Audit Committee.    During the fiscal year ended June 30, 2002, the Audit Committee held two meetings. The Audit Committee also held two meetings during the six-month transition period ended December 31, 2002. During the fiscal year ended June 30, 2002 and the six-month transition period ended December 31, 2002, the Audit Committee was composed of Messrs. Wolkowitz, Collins and Marcum. Effective March 25, 2003, Mr. Michael replaced Mr. Wolkowitz as Chairman of the Audit Committee. The Board of Directors has determined that (i) all members of the Audit Committee are independent, (ii) each member of the Audit Committee is financially literate and (iii) one or more members of the Audit Committee possess accounting or related financial management expertise, each in accordance with the existing requirements of the New York Stock Exchange. The functions of the Audit Committee include meeting with the Company's independent auditors annually to review financial results, audited financial statements, internal financial controls and procedures and audit plans and recommendations. The Audit Committee also recommends the selection, retention or termination of the Company's independent auditors, approves services provided by the auditors before the performance of such services, and evaluates the possible effect the performance of such services will have on the auditors' independence. For additional information concerning the Audit Committee, see "Other Information—Audit Committee Report."

        Compensation Committee.    During the fiscal year ended June 30, 2002, the Compensation Committee held four meetings. The Compensation Committee also held one meeting during the six-month transition period ended December 31, 2002. During the fiscal year ended June 30, 2002 and the six-month transition period ended December 31, 2002, the Compensation Committee was composed of Messrs. Breazzano and Fertig. Effective March 25, 2003, Messrs. Michael and West were added to the Compensation Committee. The Compensation Committee (i) recommends to the Board of Directors the compensation for the Company's executive officers and certain other members of senior management; (ii) administers and makes awards under the Company's compensation plans; and (iii) monitors and makes recommendations with respect to the Company's various employee benefit plans, including the Company's stock option plan. For additional information concerning the Compensation Committee, see "Other Information—Compensation Committee Report."

        Nominating Committee.    The Nominating Committee was formed on January 31, 2002. From its formation through the end of the six-month transition period ended December 31, 2002, the members of the Nominating Committee were Messrs. Breazzano, Marcum, and Wolkowitz. Effective March 25, 2003, Mr. West replaced Mr. Marcum as a member of the Nominating Committee. The Nominating Committee recommended the nominees for director set forth in this Proxy statement for the election by the stockholders at the Annual Meeting. The Nominating Committee (i) recommends to the Board of Directors, candidates to fill Board vacancies as they may occur during the year and prior to each annual meeting of stockholders; (ii) seeks out possible candidates and otherwise aids in attracting highly qualified candidates as directors; (iii) considers candidates submitted by directors, officers, employees, shareholders and others; (iv) provides consultation concerning candidates as directors; (v) prepares from time to time for submission to and adoption by the directors, a list of selection criteria and general procedural rules to be used by the committee; and (vi) reviews proposed candidates, including incumbent directors, in light of the selection criteria adopted by the directors. The Nominating Committee did not hold any meetings during the fiscal year ended June 30, 2002 or during the six-month transition period ending December 31, 2002. The Nominating Committee will consider stockholder recommendations for director nominees to be considered for election at next year's annual meeting. Stockholder recommendations for director nominees should be made in writing and addressed to the attention of the Nominating Committee, c/o Secretary of the Company, Key Energy Services, Inc., 400 South River Road, New Hope, Pennsylvania 18938. Stockholders making nominee recommendations to the Nominating Committee should provide the same information required for stockholder proposals at an annual meeting, and should be submitted in accordance with the time periods required for all other stockholder proposals. See "Other Information—Stockholder Proposals for 2004 Annual Meeting".

        Executive Committee.    The Executive Committee is currently composed of Messrs. John, Breazzano, Collins, Fertig and Wolkowitz. The Executive Committee exercises the powers delegated to it by the Board of Directors.

DIRECTOR COMPENSATION

        No director who is also an employee of the Company or any of its subsidiaries received any fees from the Company for his services as a director or as a member of any committee of the Board. During the fiscal year ended June 30, 2002 and the six-month transition period ended December 31, 2002, each non-employee director received a fee of $3,000 per month for each month of service and were reimbursed for travel and other expenses directly associated with Company business. Effective April 1, 2003, in connection with the increased obligations placed on the members of the Board of Directors resulting from the implementation of the Sarbanes-Oxley Act of 2002 and other corporate governance initiatives, and in order to retain and attract qualified candidates to serve on the Board of Directors, the Board increased director fees to (i) $80,000 per year for the Audit Committee Chairman and (ii) $65,000 per year for all other outside directors. Additionally, during the fiscal year ended June 30, 2002, the Company paid the annual premiums on life insurance policies for the benefit of Messrs. Collins and Marcum in the amount of $2,906 and $5,390, respectively. For the six-month transition period ended December 31, 2002, the Company paid the annual premiums on life insurance policies for the benefit of Messrs. Collins and Marcum in the amount of $2,906 and $5,390, respectively. These policies currently have cash surrender values of $12,048 and $16,852, for Messrs. Marcum and Collins, respectively. Effective January 1, 2003, the Company ceased paying the premiums due with respect to these policies.

EXECUTIVE OFFICERS

        The Company's executive officers serve at the pleasure of the Board of Directors and are subject to annual appointment by the Board at its first meeting following the Annual Meeting of Stockholders. All the Company's executive officers are listed below, with the exception of Mr. John, who is included in the section captioned "Election of Directors."

        James J. Byerlotzer, 56, was elected Executive Vice President and Chief Operating Officer effective January 2002. Mr. Byerlotzer served as Executive Vice President of Domestic Well Service and Drilling Operations from July 1999 through December 1999 and Executive Vice President of Domestic Operations from December 1999 through December 2001. He joined the Company in September 1998 as Vice President—Permian Basin Operations after the Company's acquisition of Dawson Production Services, Inc. From February 1997 to September 1998, he served as the Senior Vice President and Chief Operating Officer of Dawson Production Services, Inc. From 1981 to 1997, Mr. Byerlotzer was employed by Pride Petroleum Services, Inc. Beginning in February 1996, Mr. Byerlotzer served as the Vice President—Domestic Operations of Pride Petroleum Services, Inc. Prior to that time, he served as Vice President—Permian Basin of Pride Petroleum Services, Inc. and in various other operating positions in its Gulf Coast and California operations. Mr. Byerlotzer holds a BA from the University of Missouri in St. Louis.

        Royce W. Mitchell, 48, was elected Executive Vice President, Chief Financial Officer and Chief Accounting Officer effective January 2002. Before joining the Company, he was a partner with KPMG LLP from April 1986 through December 2001 specializing in the oil and gas industry. He received a BBA from Texas Tech University and is a certified public accountant.

        Jim D. Flynt, 58, became an executive officer of the Company effective March 5, 2003 when he was promoted to Senior Vice President—Production Services. Mr. Flynt previously served as Vice President—Western Operations from December 1999 to March 2003. Mr. Flynt joined the Company in September 1998 as the President of the Company's California Division following the Company's acquisition of Dawson Production Services, Inc. From February 1997 to September 1998, Mr. Flynt served as the Regional Vice President of Dawson Production Services, Inc. Before joining Dawson Production Services, Inc., he was Vice President, Area Manager of Pride Petroleum Services, Inc. from January 1996 to February 1997. From June 1995 to January 1996, he served as District Manager of Pool California Production Service, a subsidiary of Pool Energy Services Co. From March 1976 to June 1995, he served as Vice President, Operations of California Production Services, Inc.

        Steven A. Richards, 51, became an executive officer of the Company effective March 5, 2003 when he was promoted to Senior Vice President—Drilling and International. Mr. Richards joined the Company in February 2001 as Vice President of Drilling Operations. He was promoted to Group Vice President—Drilling and International Operations effective May 2002 and served in that position until March 2003. Before joining the Company, he served as Senior Vice President—Business Development at Aker Maritime ASA from January 1999 to February 2001. From August 1998 to December 1998, Mr. Richards served as Vice President of Aker Maritime, Inc. From July 1997 to July 1998, he served as President of Maritime Hydraulics U.S., Inc. From December 1996 to June 1997, Mr. Richards served as Vice President of Nabors Drilling USA, Inc. From August 1988 to November 1990, he served as General Manager and President of Henley Drilling Company, a subsidiary of Hunt Oil Company. From April 1986 to August 1988, he served as a Senior Drilling Engineer for Yemen Hunt Oil Company, Offshore Yemen Hunt Oil Company and Hunt Oil Company. From March 1978 to March 1986, Mr. Richards was minority owner of and served as Vice President of Thunderbolt Drilling, Inc. From January 1975 to March 1978, he served as a petroleum engineer for Getty Oil Company. Mr. Richards holds a BS in Petroleum Engineering from the University of Oklahoma.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

MANAGEMENT

        The following table sets forth as of April 21, 2003, the number of shares of Common Stock beneficially owned by:

  •
  each director and nominee,
  •
  each executive officer, and
  •
  all directors and executive officers of the Company as a group.

        Except as noted below, each holder has sole voting and investment power with respect to all shares of Common Stock listed as owned by such person.

Name of Beneficial Owner	Number of Shares(1)	Percentage of Outstanding Shares(2)
Francis D. John (3)	3,081,102	2.4%
David J. Breazzano (4)	290,000	*
Kevin P. Collins (5)	305,072	*
William D. Fertig (6)	85,000	*
W. Phillip Marcum (7)	305,072	*
Ralph S. Michael, III (8)	1,800	*
J. Robinson West (9)	32,500	*
Morton Wolkowitz (10)	820,302	*
Royce W. Mitchell (11)	100,000	*
James J. Byerlotzer (12)	382,456	*
Jim D. Flynt (13)	94,081	*
Steven A. Richards (14)	28,633	*
Directors and Executive Officers as a group (12 persons)	5,526,048	4.3%

*
Less than 1%

(1)
Includes all shares with respect to which each director or executive officer directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote or to direct voting of such shares and/or to dispose or to direct the disposition of such shares. Includes shares that may be purchased under currently exercisable stock options and stock options exercisable within 60 days from April 21, 2003.
(2)
Based on 128,551,471 shares of Common stock issued and outstanding at April 21, 2003, plus, for each beneficial owner, those number of shares underlying currently exercisable options and options exercisable within 60 days of April 21, 2003, held by each executive officer or director.
(3)
Includes 3,010,000 shares issuable upon exercise of vested options and options exercisable within 60 days from April 21, 2003 and 602 shares held in the Company's 401(k) stock fund. Does not include 600,000 shares issuable pursuant to options that do not vest within 60 days of April 21, 2003.
(4)
Includes 230,000 shares issuable upon the exercise of vested options and options exercisable within 60 days from April 21, 2003. Does not include 10,000 shares issuable pursuant to options that do not vest within 60 days of April 21, 2003.
(5)
Includes 300,000 shares issuable upon the exercise of vested options and options exercisable within 60 days from April 21, 2003. Does not include 10,000 shares issuable pursuant to options that do not vest within 60 days of April 21, 2003.
(6)
Includes 80,000 shares issuable upon the exercise of vested options and options exercisable within 60 days from April 21, 2003. Does not include 10,000 shares issuable pursuant to options that do not vest within 60 days of April 21, 2003.
(7)
Includes 300,000 shares issuable upon the exercise of vested options and options exercisable within 60 days from April 21, 2003. Does not include 10,000 shares issuable pursuant to options that do not vest within 60 days of April 21, 2003.
(8)
Includes 700 shares held jointly with his spouse.
(9)
Includes 32,500 shares issuable upon the exercise of vested options and options exercisable within 60 days from April 21, 2003. Does not include 7,500 shares issuable pursuant to options that do not vest within 60 days of April 21, 2003.
(10)
Includes 237,000 shares issuable upon the exercise of vested options and options exercisable within 60 days from April 21, 2003. Does not include 10,000 shares issuable pursuant to options that do not vest within 60 days of April 21, 2003.
(11)
Includes 100,000 shares issuable upon the exercise of vested options and options exercisable within 60 days from April 21, 2003. Does not include 100,000 shares issuable pursuant to options that do not vest within 60 days of April 21, 2003.
(12)
Includes 371,666 shares issuable upon the exercise of vested options and options exercisable within 60 days from April 21, 2003 and 384 shares held in the Company's 401(k) stock fund. Does not include 288,334 shares issuable pursuant to options that do not vest within 60 days of April 21, 2003.
(13)
Includes 93,333 shares issuable upon the exercise of vested options and options exercisable within 60 days from April 21, 2003 and 248 shares held in the Company's 401(k) stock fund. Includes 500 shares held by his spouse. Does not include 53,344 shares issuable pursuant to options that do not vest within 60 days of April 21, 2003.
(14)
Includes 28,333 shares issuable upon the exercise of vested options and options exercisable within 60 days from April 21, 2003 and 330 shares held in the Company's 401(k) fund. Does not include 56,667 shares issuable pursuant to options that do not vest within 60 days of April 21, 2003.

        In addition, the following Named Executive Officer who was not an executive officer of the Company on April 21, 2003, beneficially owns Common Stock as follows (assuming that Mr. Grundman has not disposed of any Common Stock since he left the Company): Thomas K. Grundman—895,276 shares

(includes 785,000 shares issuable upon the exercise of vested options and 276 shares held in the Company's 401(k) stock fund). These shares represented less than 1% of outstanding shares of Common Stock.

CERTAIN BENEFICIAL OWNERS

        The following table sets forth, as of April 21, 2003, certain information regarding the beneficial ownership of Common Stock by each person, other than the Company's directors or executive officers, who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock.

	Shares Beneficially Owned at April 21, 2003
Name and Address of Beneficial Owner	Number	Percentage of Outstanding(1)
Perkins, Wolf, McDonnell & Co.(2) 810 S. Michigan Avenue, Suite 2600 Chicago, Illinois 60604	14,410,876(3)	11.2%
Berger, L.L.C.(4) 210 University Boulevard Suite 900 Denver, Colorado 80206	7,650,100(3)	6.0%

(1)
Based on 128,551,471 shares of Common stock outstanding at April 21, 2003.
(2)
As reported on Schedule 13G filed with the Commission on January 31, 2003.
(3)
The Company believes that Perkins, Wolf, McDonell & Co. shares voting power with respect to 7,650,100 of its shares with Berger, LLC and that, therefore, the 7,650,100 shares shown as being beneficially owned by Berger, LLC are the same securities shown as being beneficially owned by Perkins, Wolf, McDonnell & Co.
(4)
As reported on Schedule 13G filed with the Commission on March 17, 2003.

OTHER INFORMATION

EXECUTIVE COMPENSATION

        Summary Compensation Table.    The following table reflects the compensation for services to the Company for the fiscal years ended June 30, 2002, 2001 and 2000, and for the six-month transition period ended December 31, 2002 for:

  •
  the Chief Executive Officer of the Company;
  •
  the other executive officers of the Company other than the Chief Executive Officer who were serving as executive officers at June 30, 2002 and December 31, 2002; and
  •
  a former executive officer of the Company for whom disclosure would have been made but for the fact that such individual was not serving as an executive officer of the Company at June 30, 2002 or at December 31, 2002 (collectively, the "Named Executive Officers").

							Long Term Compensation Awards
			Annual Compensation
Name and Prinicipal Position	Fiscal Year (1)				Other Annual Compensation($)		Shares Underlying Options(2)	All Other Compensations($)
			Salary($)	Bonus($)
Francis D. John President and Chief Executive Officer	2002 2002 2001 2000	(3)	297,635 595,000 594,885 589,515	— 300,000 845,000 307,776	— 105,972 71,116 —	(4) (6)	— 400,000 1,460,000 2,000,000	— 13,209,658 74,998 —	(5) (7)
James J. Byerlotzer Executive Vice President and Chief Operating Officer	2002 2002 2001 2000	(3)	170,520 250,000 249,324 185,000	— 140,000 275,000 89,000	— — — —		— 150,000 115,000 300,000	— 35,615 101,000 100,250	(8) (9) (10)
Royce W. Mitchell Executive Vice President and Chief Financial Officer(11)	2002 2002 2001 2000	(3)	153,635 140,692 — —	— — — —	35,666 — — —	(12)	— 200,000 — —	— 100,000 — —	(13)
Thomas K. Grundman Executive Vice President—M&A and International(14)	2002 2002 2001 2000	(3)	— 247,691 274,966 203,845	— 150,000 315,000 100,000	— — — —		— 150,000 135,000 500,000	— 140,020 78,519 24,975	(15) (16) (17)

(1)
Change in fiscal year end. In December 2002, the Company changed its fiscal year end from June 30 to December 31. As a result, the Company is providing summary compensation information for the six-month transition period ended December 31, 2002 in addition to the twelve-month periods ended June 30, 2002, June 30, 2001 and June 30, 2000.

Summary compensation information for Mr. John, the Company's President and Chief Executive Officer, for calendar 2002, 2001 and 2000 is provided below:

Long Term Compensation Awards
Annual Compensation
Name and Prinicipal Position	Calendar Year			Other Annual Compensation($)(a)	Shares Underlying Options(b)	All Other Compensations($)(c)
		Salary($)	Bonus($)
Francis D. John	2002 2001 2000	595,270 595,000 584,885	0 857,500 595,276	76,049 75,150 —	0 400,000 3,460,000	51,639 13,161,283 71,734	(d)

  (a)
  Represents reimbursement of medical expenses, professional fees, personal use of a company-provided vehicle and other miscellaneous expenses.

  (b)
  See Note 2.

  (c)
  Represents life and health insurance premium payments made by the Company and contributions made by the Company to Mr. John's company-sponsored 401(k) account.

  (d)
  Includes a ten-year incentive retention payment made in calendar 2001 in connnection with the conversion of a previously approved and previously earned performance-based incentive loan program, of which Mr. John earned $1.3 million during the fiscal year ended June 30, 2002 (for more information on the incentive retention payment, see "Other Information—Employment Agreements with Executive Officers, Compensation Committee Report and Certain Relationships and Related Transactions").

(2)
Represents the number of shares issuable pursuant to vested and non-vested stock options granted during the applicable fiscal year.

(3)
Represents the six-month transition period ended December 31, 2002 (See Note 1).

(4)
Represents reimbursement of (i) medical expenses of $24,502, (ii) professional fees of $44,470, and (iii) other miscellaneous personal expenses of $25,000. The remaining $12,000 represents the Company's estimate of the value of Mr. John's use of a company-provided vehicle for personal business.

(5)
Represents (i) $128,996 in premiums paid by the Company for health insurance and life insurance (cash surrender value of the life insurance policy is $28,077) and (ii) $1,000 in contributions made by the Company on behalf of Mr. John to the Key Energy Services, Inc. 401(k) Savings and Retirement Plan. The remaining amount represents a ten-year incentive retention payment made in calendar 2001 in connnection with the conversion of a previously approved and previously earned performance-based incentive loan program, of which Mr. John earned $1.3 million during the fiscal year ended June 30, 2002 (for more information on the incentive retention payment, see "Other Information—Employment Agreements with Executive Officers, Compensation Committee Report and Certain Relationships and Related Transactions").

(6)
Represents reimbursement of (i) medical expenses of $12,186, (ii) professional fees of $48,930, and (iii) other miscellaneous expenses of $10,000.

(7)
Represents premium payments by the Company for life and health insurance.

(8)
Represents (i) payments to Mr. Byerlotzer pursuant to a non-competition agreement entered into in connection with the Company's acquisition of Dawson Production Services, Inc. of $34,615, and (ii) contributions by the Company on behalf of Mr. Byerlotzer to the Key Energy Services, Inc. 401(k) Savings and Retirement Plan of $1,000.

(9)
Represents (i) payments to Mr. Byerlotzer pursuant to a non-competition agreement entered into in connection with the Company's acquisition of Dawson Production Services, Inc. of $100,000, and (ii) contributions by the Company on behalf of Mr. Byerlotzer to the Key Energy Services, Inc. 401(k) Savings and Retirement Plan of $1,000.

(10)
Represents (i) payment to Mr. Byerlotzer pursuant to a non-competition agreement entered into in connection with the Company's acquisition of Dawson Production Services, Inc. of $100,000 and (ii) contributions by the Company on behalf of Mr. Byerlotzer to the Key Energy Services, Inc. 401(k) Savings and Retirement Plan of $250.

(11)
Mr. Mitchell joined the Company as an executive officer effective January 1, 2002.

(12)
Represents payment of certain costs incurred by Mr. Mitchell in connection with his relocation from Dallas, Texas to Midland, Texas as a result of Mr. Mitchell joining the Company.

(13)
Represents a one-time signing bonus that is subject to repayment if Mr. Mitchell's employment with the Company is terminated by Mr. Mitchell voluntarily or by the Company for cause (see "Other Information—Employment Agreements with Executive Officers").

(14)
Mr. Grundman ceased serving as an executive officer and left the employment of the Company effective May 6, 2002.

(15)
Represents (i) forgiveness of relocation loan indebtedness and interest to Mr. Grundman of $114,295 (pursuant to a relocation loan forgiveness program that was implemented in July 1999 in connection with Mr. Grundman's hiring), (ii) premium payments made by the Company for life insurance of $24,725 and (iii) contributions by the Company on behalf of Mr. Grundman to the Key Energy Services, Inc. 401(k) Savings and Retirement Plan of $1,000.

(16)
Represents (i) forgiveness of relocation loan indebtedness and interest to Mr. Grundman of $52,794 (pursuant to a relocation loan forgiveness program that was implemented in July 1999 in connection with Mr. Grundman's hiring), (ii) premium payments made by the Company for life insurance of $24,725 and (iii) contributions by the Company on behalf of Mr. Grundman to the Key Energy Services, Inc. 401(k) Savings and Retirement Plan of $1,000.

(17)
Represents (i) premium payments by the Company for life insurance of $24,725 and (ii) contributions by the Company on behalf of Mr. Grundman to the Key Energy Services, Inc. 401(k) Savings and Retirement Plan of $250.

OPTION GRANTS IN FISCAL YEAR ENDED JUNE 30, 2002 AND IN SIX-MONTH TRANSITION PERIOD ENDED DECEMBER 31, 2002

        The following table sets forth certain information relating to options granted under the Key Energy Group, Inc. 1997 Incentive Plan (the "Plan") and outside the Plan to the Named Executive Officers during the fiscal year ended June 30, 2002 and the six-month transition period ended December 31, 2002. The Company did not grant any stock appreciation rights to the Named Executive Officers during the fiscal year ended June 30, 2002 or the six-month transition period ended December 31, 2002.

Name	Fiscal Year(1)		Number of Securities Underlying Options Granted Employees in Fiscal Year		Percentage of Total Options Granted Employees in Fiscal Year(2)		Exercise Price Per Share		Expiration Date		Grant Present Value(3)
Francis D. John	2002 2002	(4)	0 400,000	(5)	0 20.1	% %	$	— 8.00	— 10/16/11		$	— 1,519,287
Royce W. Mitchell	2002 2002	(4)	0 200,000	(6)	0 10.1	% %	$	— 8.90	— 01/03/12			— 845,103
James J. Byerlotzer	2002 2002	(4)	0 150,000	(7)	0 7.5	% %	$	— 8.00	— 10/16/11			— 569,733
Thomas K. Grundman(8)	2002 2002	(4)	— 150,000	(9)	— 7.5%		$	— 8.00	— 10/16/11	(9)		— 569,733

(1)
Change in fiscal year end. In December 2002, the Company changed its fiscal year end from June 30 to December 31. As a result, the Company is providing information concerning option grants for the six-month transition period ended December 31, 2002 in addition to the twelve-month period ended June 30, 2002.

(2)
Based on (i) options to purchase a total of 1,988,000 shares of Common Stock granted during fiscal year ended June 30, 2002, and (ii) options to purchase a total of 182,500 shares of Common Stock granted during the six-month transition period ended December 31, 2002.

(3)
The grant date value of stock options granted during the fiscal year ended June 30, 2002 was estimated using the Black-Scholes option pricing model with the following assumptions: expected volatility—50%; risk-free interest rate—3.35%; time of exercise—5 years; and no dividend yield.

(4)
Represents the six-month transition period ended December 31, 2002 (see Note 1).

(5)
These options were granted on October 16, 2001 and vest as follows: 133,333 on July 1, 2002; 133,333 on July 1, 2003; and 133,334 on July 1, 2004.

(6)
These options were granted on January 3, 2002 and vest as follows: 50,000 on January 3, 2002; 50,000 on January 3, 2003; 50,000 on January 3, 2004; and 50,000 on January 3, 2005.

(7)
These options were granted on October 16, 2001 and vest as follows: 50,000 on July 1, 2002; 50,000 on July 1, 2003; and 50,000 on July 1, 2004.

(8)
Mr. Grundman was not employed by the Company during the six-month transition period ended December 21, 2002.

(9)
These options were granted on October 16, 2001 and originally vested as follows: 50,000 on July 1, 2002; 50,000 on July 1, 2003; and 50,000 on July 1, 2004. In connection with Mr. Grundman's separation from the Company effective May 6, 2002, these options became immediately vested and will remain exercisable for a period of three years following his termination date (see "Other Information—Severance Agreement").

AGGREGATED OPTION EXERCISES AND VALUES AS OF FISCAL YEAR ENDED JUNE 30, 2002

        The following table sets forth certain information as of June 30, 2002 relating to the number and value of unexercised options held by the Named Executive Officers. None of the Named Executive Officers exercised stock options during fiscal year ended June 30, 2002.

	Number of Unexercised Options at June 30, 2002		Value of Unexercised In-the-Money Options at June 30, 2002(1)
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
Francis D. John	2,710,000	900,000	$4,977,707	$1,854,168
Royce W. Mitchell	50,000	150,000	80,000	240,000
James J. Byerlotzer	241,667	418,333	745,004	1,159,995
Thomas K. Grundman (2)	885,000	0	2,428,750	0

(1)
The dollar values in these columns are calculated by determining the difference between the fair market value of the Common Stock for which the relevant options are exercisable as of June 30, 2002 and the exercise price of the options. The fair market value is based on the last sale price of the Common Stock on the NYSE on June 28, 2002, which was $10.50.

(2)
In connection with Mr. Grundman's separation from the Company effective May 6, 2002, all options that were not vested as of that date became immediately vested and exercisable on that date (see "Other Information—Severance Agreement").

AGGREGATED OPTION EXERCISES AND VALUES AS OF SIX-MONTH TRANSITION PERIOD ENDED DECEMBER 31, 2002

        The following table sets forth certain information as of December 31, 2002 relating to the number and value of unexercised options held by the Named Executive Officers. Mr. Grundman, who was not employed by the Company during the six-month transition period ended December 31, 2002, exercised 100,000 options on August 2, 2002. None of the other Named Executive Officers exercised stock options during the six-month transition period ended December 31, 2002.

			Number of Unexercised Options At December 31, 2002		Value of Unexercised In-the-Money Options at December 31, 2002(2)
Name	Shares Acquired on Exercise	Value Realized(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Francis D. John	—	—	2,843,332	766,668	$1,505,325	$418,500
Royce W. Mitchell	—	—	50,000	150,000	3,500	10,500
James J. Byerlotzer	—	—	371,666	288,334	700,100	195,100
Thomas K. Grundman	100,000	$472,000	785,000	0	477,700	0

(1)
The dollar value in this column is calculated by determining the difference between the fair market value of the Common Stock on the date of exercise of the relevant options and the exercise price of such options. The fair market value on the date of exercise is based on the last sale price of the Common Stock on the NYSE on such date, which was $7.72.

(2)
The dollar values in these columns are calculated by determining the difference between the fair market value of the Common Stock for which the relevant options are exercisable as of December 31, 2002 and the exercise price of such options. The fair market value is based on the last sale price of the Common Stock on the NYSE on December 31, 2002, which was $8.97.

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

        Francis D. John.    Effective as of July 1, 2001, the Company entered into an amended and restated employment agreement with Mr. John, which provides that Mr. John will serve as Chairman of the Board, President and Chief Executive Officer of the Company for a five-year term commencing July 1, 2001 and continuing until June 30, 2006, with an automatic one-year renewal on each June 30, commencing on June 30, 2006, unless terminated by the Company or by Mr. John with proper notice. The employment agreement contains a comprehensive non-compete provision that prohibits Mr. John from engaging in any activities that are competitive with the Company for a period of three years after the termination of his employment.

        Mr. John currently receives an annual base compensation of $695,000, subject to increase after annual reviews by the Board of Directors. In addition to an annual base salary, the employment agreement provides for the following components of compensation: (i) periodic cash bonuses made pursuant to the Company's Performance Compensation Plan based on performance criteria approved by the Compensation Committee and other discretionary cash bonuses made to reward extraordinary accomplishments and actions by the Company or Mr. John, (ii) stock option grants, some of which vest over several years and some of which vest subject to meeting certain performance criteria and (iii) a significant repayment obligation triggered if Mr. John leaves voluntarily or is terminated for cause (see discussion below).

        In addition to salary and bonus, Mr. John is entitled to medical, dental, accident and life insurance, reimbursement of expenses and certain other benefits. To the extent Mr. John is taxed on any such reimbursement or benefit, the Company will pay Mr. John an amount which, on an after-tax basis, equals the amount of these taxes.

        In the event that Mr. John's employment is terminated (1) by the Company voluntarily or by nonrenewal, (2) by Mr. John for "Good Reason," (3) by either the Company or Mr. John following a "Change in Control" (in each case as defined in the employment agreement), or (4) as a result of Mr. John's disability, Mr. John will be entitled to receive:

(i)
his accrued but unpaid salary and bonuses to the date of termination, and a pro rata bonus for the year in which termination occurs;

(ii)
a severance payment in an amount equal to three times his average total annual compensation (i.e., salary plus bonus) for the preceding three years (except that in the case of termination as a result of Mr. John's disability, such compensation will be reduced by the amount of any Company-paid disability insurance proceeds paid to Mr. John);

(iii)
immediate vesting and exercisability of all stock options held by him (to the extent not already vested and exercisable) for the remainder of the original terms of the options;

(iv)
any other amounts or benefits earned, accruing or owing to him, but not yet paid; and

(v)
continued participation in medical, dental and life insurance coverage, as well as the receipt of other benefits to which he was entitled, until the first to occur of the third year anniversary of the date his employment was terminated or the date on which he receives equivalent coverage and benefits under the plans and programs of a subsequent employer (or, in the event of a "Change in Control," an amount in cash equal to the reasonable expenses that the Company would incur if it were to provide these benefits for three years).

        In the event that Mr. John's employment is terminated by the Company for "Cause," as defined in his employment agreement, or by Mr. John voluntarily or by nonrenewal, he will be entitled to receive only the benefits described under clauses (i) and (iv) above and will forfeit any restricted stock or options not previously vested. In the event Mr. John's employment is terminated by reason of his death, he will be entitled to receive the benefits described under clauses (i), (iii), (iv) and (v) above, except that his family will be entitled to receive the medical and dental insurance coverage provided in clause (v) above until the death of Mr. John's spouse. In addition, if any of the above benefits are subject to the tax imposed by Section 4999 of the Internal Revenue Code, the Company will reimburse Mr. John for such tax on an after-tax basis.

        Pursuant to the employment agreement, the Company made a one-time retention incentive payment to Mr. John equal to the aggregate amount of all principal and interest on loans previously made by the Company to Mr. John that were to be forgiven over a ten- year period beginning July 1, 2001, as well as the amount, on an after-tax basis, required to pay the taxes incurred Mr. John in connection with such payment. The after-tax proceeds of the retention incentive payment were used to repay the outstanding principal and interest on the loans. Mr. John did not receive any net proceeds from the payment. The employment agreement provides that if, prior to June 30, 2011, Mr. John is terminated by the Company for Cause, or by Mr. John voluntarily or by nonrenewal, Mr. John will repay to the Company a percentage of the retention incentive payment beginning at 100% during the first year and declining at the rate of 10% each year to 0% on and after June 30, 2011. (For more information on the incentive retention payment, see "Other Information—Compensation Committee Report" and "Other Information—Certain Relationships and Related Transactions").

        James J. Byerlotzer.    Effective as of January 1, 2002, Mr. Byerlotzer entered into an employment agreement with the Company pursuant to which he serves as the Company's Executive Vice President and Chief Operating Officer. This agreement is for a two and one-half year term and thereafter for successive one-year terms unless terminated 90 days prior to the commencement of an extension term. Mr. Byerlotzer currently receives annual base compensation of $340,000, which can be increased but not decreased. Mr. Byerlotzer is eligible for additional annual incentive bonuses. If during the term of his employment agreement Mr. Byerlotzer is terminated by the Company for any reason other than for cause, or if he terminates his employment because of a material breach by the Company or following a change of control of the Company, he will be entitled to severance compensation equal to three times his annual base compensation in effect at the time of termination payable in equal installments over a 36-month period following termination; provided, however, that if termination results from a change of control of the Company, his severance compensation will be increased by an amount equal to three times the average annual bonus received by Mr. Byerlotzer over the preceding three years and will be payable in a lump sum on the date of termination. Also, if Mr. Byerlotzer is subject to the tax imposed by Section 4999 of the Internal Revenue Code, the Company has agreed to reimburse him for such tax on an after-tax basis.

        Royce W. Mitchell.    Effective as of January 1, 2002, Mr. Mitchell entered into an employment agreement with the Company pursuant to which he serves as the Company's Executive Vice President and Chief Financial Officer. This agreement is for a three-year term and thereafter for successive one-year terms unless terminated 90 days prior to the commencement of an extension term. Mr. Mitchell currently receives an annual base compensation of $337,000, which can be increased but not decreased. Mr. Mitchell is eligible for additional annual incentive bonuses. In addition, Mr. Mitchell received a one-time signing bonus of $100,000. In the event that, prior to January 1, 2005, Mr. Mitchell is terminated by the Company for cause, or by Mr. Mitchell voluntarily, Mr. Mitchell will repay to the Company a percentage of the signing bonus beginning at 100% during the first year and declining at the rate of 1/3 each year to 0% on and after January 1, 2005. If, during the term of his employment agreement, Mr. Mitchell is terminated by the Company for any reason other than for cause, or if he terminates his employment because of a material breach by the Company or following a change of control of the Company, he will be entitled to severance compensation equal to three times his annual base compensation in effect at the time of termination payable in equal installments over a 36-month period following termination; provided, however, that if termination results from a change of control of the Company, severance compensation will be increased by an amount equal to three times the average annual bonus received by Mr. Mitchell over the preceding three years and will be payable in a lump sum on the date of termination. Also, if Mr. Mitchell is subject to the tax imposed by Section 4999 of the Internal Revenue Code, the Company has agreed to reimburse him for such tax on an after-tax basis.

        Jim D. Flynt.    Effective as of April 1, 1999, Mr. Flynt entered into an employment agreement with the Company pursuant to which he then served as the President of the Company's California Division. Effective March 5, 2003, Mr. Flynt became an executive officer of the Company when he was promoted to Senior Vice President—Production Services. This agreement is for a three-year term and thereafter for successive one-year terms unless terminated 30 days prior to the commencement of an extension term. Mr. Flynt currently receives an annual base compensation of $234,600, which can be increased but not decreased. Mr. Flynt is eligible for additional annual incentive bonuses. If during the term of his employment agreement, Mr. Flynt is terminated by the Company for any reason other than for cause, he will be entitled to severance compensation equal to one times his annual base compensation in effect at the time of termination payable in equal installments over a 12-month period following termination; provided however, that in the event his employment should be terminated by the Company other than for cause within six months following a change of control of the Company, or in anticipation of a change of control of the Company, severance compensation will be payable in a lump sum on the date of termination.

        Steven A. Richards.    Effective as of February 5, 2001, Mr. Richards entered into an employment agreement with the Company pursuant to which he then served as the Company's Vice President of Drilling Operations. Effective March 5, 2003, Mr. Richards became an executive officer when he was promoted to Senior Vice President—Drilling and International. This agreement is for a two-year term and thereafter for successive one-year terms unless terminated 30 days prior to the commencement of an extension term. Mr. Richards currently receives an annual base compensation of $209,600, which can be increased but not decreased. Mr. Richards is eligible for additional annual incentive bonuses. If during the term of his employment agreement, Mr. Richards is terminated by the Company for any reason other than for cause, he will be entitled to severance compensation equal to two times his annual base compensation in effect at the time of termination payable in equal installments over a 24-month period following termination; provided, however, in the event his employment should be terminated by the Company other than for cause within six months following a change of control of the Company or a sale of substantially all the Company's drilling assets, or in anticipation of a change of control of the Company or a sale of substantially all the Company's drilling assets, severance compensation will be payable in a lump sum on the date of termination.

SEVERANCE AGREEMENT

        Effective as of May 6, 2002, the Company entered into a severance arrangement with Mr. Grundman pursuant to which the Company will make severance payments to Mr. Grundman totaling $840,000 in equal installments over a three-year period. In addition, the severance arrangement provides that Mr. Grundman will be entitled to receive certain group medical and dental, life, executive life, accident and disability benefits for a three-year period following his termination, as well as an automobile allowance and certain additional payments to cover any short-fall in any payments made pursuant to the Company's medical insurance coverage. Mr. Grundman's severance arrangement with the Company also provides that all unvested options to acquire shares of Common Stock that were granted to him became immediately vested and exercisable and that certain of those options will remain exercisable for a period of three years.

COMPENSATION COMMITTEE REPORT

        During the fiscal year ended June 30, 2002 and the six-month transition period ended December 31, 2002, the Compensation Committee was composed of Messrs. Breazzano and Fertig. Effective March 25, 2003, Messrs. Michael and West were added to the Compensation Committee.

        The Compensation Committee is responsible for establishing the Company's compensation philosophy and policies, setting the terms of and administering its option plans, and option grants outside its option plans, reviewing and approving employment contracts and salary recommendations for executive officers and setting the compensation for the Chief Executive Officer.

        The Company's overall compensation philosophy is to align the financial interests of management with those of the Company's stockholders, taking into account the Company's expectations for growth and profitability, the necessity to attract and retain the best possible executive talent and to reward its executives commensurate with their ability to enhance stockholder value. Accordingly, the compensation program provided for in the employment agreements with the Company's executive officers consists primarily of three components: (i) an annual base salary, (ii) cash bonuses made pursuant to six-month incentive compensation plans that are based on performance and (iii) stock option grants and other stock-based awards. In addition, Mr. John's compensation program includes a fourth component involving the imposition of a repayment obligation in the event that Mr. John is terminated for cause or leaves voluntarily (see the discussion below regarding Mr. John's 2001 incentive retention payment). The Key Energy Group, Inc. 1997 Incentive Plan and the Performance Compensation Plan, as well as other cash bonus plans and stock-based incentive plans and grants, are intended, in part, to not only align more closely the financial interests of executive officers and key employees with those of the Company's stockholders but to also provide such officers and employees with significant financial incentives to help the Company achieve its financial objectives. Thus, if the Company's financial objectives are not met, such officers and employees experience a significant reduction in overall compensation. In addition, the Compensation Committee believes that providing executives with opportunities to acquire significant stakes in the Company's growth and prosperity through grants of stock options and other incentive awards will enable the Company to attract and retain executives with the outstanding managerial abilities essential to the Company's success, motivate these executives to perform to their full potential and enhance stockholder value.

        In approving base and incentive compensation levels for executive officers, the Compensation Committee considers the actual results of operations with the Company's internal projections and target levels for revenues, earnings before interest, taxes, depreciation, depletion and amortization ("EBITDA"), net income and earnings per share. The employment agreements with the Company's executive officers allow for significant bonuses to be paid pursuant to the Company's six-month management incentive bonus programs. Bonus awards under such programs are based upon achieving certain earnings goals and the attainment of individual qualitative goals relating to the employee's position and responsibilities. The Board of Directors determines the Company's overall earnings goals and, with the review and approval of the Compensation Committee, the Chief Executive Officer sets the earnings and individual qualitative goals for the Company's operating subsidiaries.

        The Performance Compensation Plan was approved by the Company's stockholders at the Annual Meeting of Stockholders held on December 8, 1998. Under the Performance Compensation Plan, a participating executive officer's bonus is determined for each fiscal six-month period based upon one or more of the following criteria, individually or in combination, adjusted in such manner as the Compensation Committee determines: (a) pre-tax or after-tax return on equity; (b) earnings per share; (c) pre-tax or after-tax net income; (d) book value per share; (e) market price per share; (f) relative performance to peer group companies; (g) expense management; (h) total return to stockholders; and (i) attainment of balance sheet criteria, including, but not limited to reduction(s) in long-term and short-term indebtedness and the ratio of debt to capitalization.

        Section 162(m) of the Internal Revenue Code of 1986, as amended, limits deductibility for federal income tax purposes of compensation in excess of $1 million paid to individual executive officers per taxable year unless certain exceptions, including compensation based on performance goals, are satisfied. The Performance Compensation Plan was adopted so that, if certain procedures are followed, compensation paid under this Plan may comply with the performance-based exception to limits on deductibility of executive officer compensation contained in Section 162(m).

        Since the Company's reorganization in December 1992, under Mr. John's leadership, total stockholder value has increased from a negative net worth of $5.6 million at November 30, 1992 to a positive net worth of approximately $696 million at December 31, 2002. In addition to leading the Company through its critical post-reorganization period, Mr. John has strengthened the Company's position through the successful integration of over 60 strategic acquisitions, culminating with the consolidation of the Company with Dawson Production Services, Inc. in September 1998, thereby establishing the Company as the largest, rig-based well service operator in the domestic onshore U.S. market. Mr. John further enhanced the market position of the Company by leading it through the successful acquisition of Q Services, Inc., which was completed in July 2002. In addition, following this consolidation activity, the Company has reduced its long-term funded debt from a high of approximately $839 million to approximately $485 million at December 31, 2002, resulting in a long-term funded debt-to-total capitalization ratio improvement from a high of approximately 87.5% to approximately 41.0% at December 31, 2002. As a result of its current market position and improved balance sheet, the Company has been able to attract high-quality executives and operational managers, upgrade its equipment fleet, and implement technology enhancements, all of which has allowed the Company to provide its customers with the highest quality and broadest range of services in the industry.

        For the fiscal year ended June 30, 2002 and for the six-month transition period ended December 31, 2002, cash compensation for Mr. John as Chief Executive Officer consisted of a base salary of $595,000 and a $300,000 bonus made in October 2001. The Compensation Committee noted particularly that the Company achieved record financial results in terms of revenue, EBITDA and earnings per share during calendar 2001. The Compensation Committee's arrangements with Mr. John have been designed from the outset to align his compensation to the enhancement of shareholder value. To that end, in October 2001, the Compensation Committee granted to Mr. John options to purchase 400,000 shares of Common Stock at an exercise price of $8.00 per share, representing the market value of an underlying share of the Company's Common Stock on the date of such grant. During calendar 2002, industry conditions deteriorated as customer as activity dropped significantly from calendar 2001 activity levels. Despite the depressed market conditions, under Mr. John's leadership, the Company (i) not only maintained but increased its market position, (ii) successfully acquired and integrated Q Services, Inc., (iii) significantly improved its safety performance, and (iv) expanded its international operations. While the Compensation Committee noted these significant accomplishments, as a result of depressed market conditions and the correspondingly reduced operating results, the Compensation Committee decided to withhold bonuses and stock option grants to the Named Executive Officers during calendar 2002 (other than a stock option grant and a signing bonus made to Mr. Mitchell in January 2002 in connection with his hiring) until market conditions improve.

Mr. John's 2001 Incentive Retention Payment

        As previously reported in the Compensation Committee's report for the fiscal year ended June 30, 2001, in recognition of the Company's performance under Mr. John's leadership and the Company's desire to provide Mr. John with strong incentives for remaining with the Company, the Compensation Committee approved a new employment agreement, effective as of July 1, 2001, with Mr. John. Pursuant to this employment agreement, Mr. John received a one-time retention incentive payment in an amount equal to the principal and interest he owed the Company on performance-based incentive loans previously made by the Company to Mr. John that were scheduled to be forgiven over a ten-year period beginning July 1, 2001 (as a result of the Company having met certain performance criteria). This incentive retention payment was automatically applied to payment in full of all amounts owed by Mr. John under such loans, and the remainder was used to pay taxes incurred by Mr. John by virtue of this payment. The employment agreement further provides that if, prior to June 30, 2011, Mr. John is terminated by the Company for Cause (as defined in such agreement), or by Mr. John voluntarily or by nonrenewal, Mr. John will repay to the Company a percentage of the payment beginning at 100% during the first year and declining at a rate of 10% each year to 0% on and after June 30, 2011.

        The Compensation Committee found the following factors persuasive in determining that making the one-time incentive retention payment to Mr. John was in the best interests of the Company and its stockholders:

  The repayment obligation should ensure that Mr. John remains with the Company for the near-term and long-term. Mr. John is in his fifteenth year of successful service as the Company's Chief Executive Officer, and the Compensation Committee believes that it is critical to the Company's near-term and long-term future success that Mr. John continue to serve the Company in that role. The Compensation Committee believes that the repayment obligation created as a result of the incentive retention payment will not only provide a significant financial incentive for Mr. John to remain with the Company but will also provide a significant financial deterrence for other potential employers to solicit Mr. John's services.

  No additional compensation was actually received by Mr. John as a result of the payment. The payment was merely the conversion of a previously approved and previously earned performance-based incentive loan program. Mr. John did not receive any net proceeds from the payment.

  The repayment feature of the incentive retention payment provides a much greater incentive to Mr. John not to leave the Company. Because the repayment obligation includes the tax gross-up portion as well as the principal and interest on the prior loans, Mr. John's repayment obligation increased by over 40%. Because the repayment schedule is subject to the same ten-year period as the prior loan forgiveness schedule, it will be earned over the same ten-year period, with over eight years still remaining.

        In addition, in connection with its consideration of the new employment agreement, the Compensation Committee retained an expert in executive compensation to review, and advise the Compensation Committee concerning, the compensation policy of the Company, the various methods for structuring base salary, bonus and stock option compensation and the compensation structures of the chief executive officers of comparable companies. In his review, the consultant determined that the Company had been under-compensating Mr. John relative to the executive officers of comparable companies and the Company's extraordinary results under Mr. John's leadership. The consultant further determined that the compensation arrangements proposed in the new employment agreement (including the incentive retention payment) were reasonable and competitive. The Compensation Committee concurred with the consultant's findings and approved the new employment agreement.

        The Compensation Committee believes that its current policies have been and will continue to be successful in aligning the financial interests of executive officers with those of the Company's stockholders and the Company's performance. Nevertheless, the Compensation Committee intends to continue to review whether and how to modify its policies to further link executive compensation with both individual and Company performance.

David J. Breazzano, Chairman
William D. Fertig

AUDIT COMMITTEE REPORT

        During the fiscal year ended June 30, 2002 and the six-month transition period ended December 31, 2002, the Audit Committee of the Board of Directors was composed of Messrs. Collins, Marcum and Wolkowitz. Effective March 25, 2003, Mr. Michael replaced Mr. Wolkowitz as Chairman of the Audit Committee. The Board of Directors has determined that (i) all members of the Audit Committee are independent, (ii) each member of the Audit Committee is financially literate and (iii) one or more members of the Audit Committee possess accounting or related financial management expertise, each in accordance with the existing requirements of the New York Stock Exchange. The activities of the Audit Committee are governed by the Company's Audit Committee Charter that was adopted by the Board of Directors on June 12, 2000, as subsequently amended.

        The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing financial reports and other financial information provided by the Company to governmental bodies or the public, the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board of Directors have established, and the Company's auditing, accounting and financial processes generally. The Audit Committee annually recommends to the Board of Directors the appointment of a firm of independent auditors to audit the financial statements of the Company and meets with such independent auditors, the Chief Executive Officer and the principal financial, accounting and legal personnel of the Company to review the scope and the results of the annual audit, the amount of audit fees, the Company's internal accounting controls, the Company's financial statements contained in the Company's Annual Report to Stockholders and other related matters.

        The Audit Committee has reviewed and discussed with management the financial statements for the fiscal year ended June 30, 2002 and the six-month transition period ended December 31, 2002, each of which was audited by KPMG LLP ("KPMG"), the Company's independent auditors. The Audit Committee has discussed with KPMG various matters related to the financial statements, including those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380). The Audit Committee has also received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and has discussed with KPMG its independence. Based upon such review and discussion, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2002 and the Company's Transition Report on Form 10-K for the six-month transition period ended December 31, 2002 for filing with the Securities and Exchange Commission.

        With respect to the above matters, the Audit Committee submits this report.

AUDIT COMMITTEE
Kevin P. Collins
W. Phillip Marcum
Morton Wolkowitz

COMPARATIVE PERFORMANCE GRAPH

        Set forth below is a graph comparing the cumulative total stockholder returns on the Common Stock with the cumulative total return of the Standard & Poor's 500 Index and a peer group comprised of four of the Company's competitors ("Peer Group"). The following graph assumes the investment of $100 on June 30, 1997 in the Common Stock, the Standard & Poor's 500 Index and the Peer Group and the reinvestment of dividends (rounded to the nearest dollar).

(1)
All values are as of the last day of the month for the period presented.

(2)
Peer Group consists of Grey Wolf, Inc., Nabors Industries, Ltd., Pride International, Inc. and Parker Drilling Company.

(3)
The number of shares of Common Stock outstanding increased approximately 347% from approximately 18.5 million shares to approximately 82.7 million shares as a result of the Company's public equity offering in the last quarter of fiscal 1999.

COMPARATIVE PERFORMANCE GRAPH SINCE FISCAL 1999 EQUITY OFFERING

        Set forth below is a graph comparing the cumulative total stockholder returns on the Common Stock with the cumulative total return of the Standard & Poor's 500 Index and the Peer Group. The following graph assumes the investment of $100 on June 30, 1999 the Common Stock, the Standard & Poor's 500 Index and the Peer Group and the reinvestment of dividends (rounded to the nearest dollar).

(1)
All values are as of the last day of the month for the period presented.

(2)
Peer Group consists of Grey Wolf, Inc., Nabors Industries, Ltd., Pride International, Inc. and Parker Drilling Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        In connection with the negotiation of the terms of a five-year employment agreement with Francis D. John, Chairman of the Board, President and Chief Executive Officer of the Company, and as an inducement to Mr. John to enter into such employment agreement, the Company entered into a separate loan agreement with Mr. John dated as of August 2, 1999, which as amended through June 30, 2001, provided that $6.5 million in loans previously made by the Company to Mr. John, together with the accrued interest payable thereon (accruing at a rate equal to 125 basis points above LIBOR, adjusted monthly) would be forgiven ratably during the ten-year period commencing on July 1, 2001 and ending on June 30, 2011. The loan agreement provided that the foregoing forgiveness of indebtedness was conditioned upon Mr. John remaining employed by the Company during such period. In addition, in the event that Mr. John had been terminated by the Company for "Cause" (as defined in the agreement), or in the event that Mr. John had voluntarily terminated his employment with the Company, the loan agreement further provided that the entire remaining principal balance of these loans, together with accrued interest payable thereon, would become immediately due and payable by Mr. John. However, in the event that Mr. John's employment had been terminated for "Good Reason," or as a result of Mr. John's death or "Disability," or as a result of a "Change in Control" (all as defined in that agreement), the loan agreement stipulated that the remaining principal balance outstanding on the loans, together with accrued interest thereon will be forgiven. This loan agreement further provided that with respect to any forgiveness of the payment of principal and interest on the loans, Mr. John would be entitled to receive a "gross-up" payment in an amount sufficient for him to pay any federal, state, or local income taxes that may be due and payable by him with respect to the forgiveness of such indebtedness (principal and interest). The loan agreement has been effectively superseded by Mr. John's new employment agreement that provided for a one-time retention incentive payment that was made and used to repay all amounts owed under the loan agreement (See "Other Information—Employment Agreements with Executive Officers").

        In connection with the negotiation of an employment agreement with Thomas K. Grundman, the Company's former Executive Vice President of International Operations, Chief Financial Officer and Chief Accounting Officer, the Company made a $150,000 relocation loan to assist Mr. Grundman's relocation to the Company's executive offices. Interest on this relocation loan accrued at a rate of 6.125% per annum. The relocation loan together with accrued interest was forgiven in three installments of $50,000 (plus accrued interest) on July 1, 2000, $50,000 (plus accrued interest) on July 1, 2001, and $50,000 (plus accrued interest) on May 6, 2002. Mr. Grundman also received "gross-up" payments in an amount sufficient for him to pay any federal, state, or local income taxes that became due and payable by him with respect to the forgiveness of such indebtedness (principal and interest).

        In addition, in December 2001, the Company temporarily advanced Mr. John and Mr. Grundman $201,686 and $24,770, respectively, to satisfy certain Medicare tax obligations incurred by them. Mr. John has repaid his advance in full, and Mr. Grundman is obligated to repay his advance under the terms of his severance arrangement.

        During the period since the beginning of the Company's last fiscal year, Jim D. Flynt, the Company's recently elected Senior Vice President—Production Services, was indebted to the Company in the principal amount of $140,000 pursuant to a temporary relocation bridge loan that has since been repaid in full. Prior to its repayment, the loan accrued interest at a rate of 6% per annum.

AUDITORS

        KPMG LLP ("KPMG"), certified public accounting firm, has served as the Company's independent auditor for several years. Although management anticipates that this relationship will continue during fiscal 2003, no formal action is proposed to be taken at the Annual Meeting with respect to the continued employment of KPMG inasmuch as no such action is legally required. A representative of KPMG plans to attend the Annual Meeting and will be available to answer appropriate questions. The representative also will have an opportunity to make a statement at the Annual Meeting if he so desires, although it is not expected that any statement will be made.

Audit Fees

        The aggregate fees billed by KPMG for professional services rendered for the audit of our annual financial statements for the fiscal year ended June 30, 2002 and for the review of financial statements included in our quarterly reports on Form 10-Q for the fiscal year ended June 30, 2002 were $650,200. In connection with the change of the Company's fiscal year, the Company also incurred $681,000 in fees from KPMG for professional services rendered for the audit of six-month transition period ended December 31, 2002 and the review of our financial statements included in our quarterly report on Form 10-Q for the six-month transition period ended on December 31, 2002.

Financial Information Systems Design and Implementation Fees

        During the fiscal year ended June 30, 2002 and the six-month transition period ended December 31, 2002, the Company did not engage its independent public accountants to perform financial information systems design and implementation.

All Other Fees of Independent Public Accountants

        During the fiscal year ended June 30, 2002 and the six-month transition period ended December 31, 2002, all other fees of the Company's independent public accountants amounted to $718,700 and $493,000, respectively, which primarily consisted of due diligence and tax services.

        The Audit Committee determined that the provision of such non-audit services was consistent with maintaining the auditor's independence.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the Securities and Exchange Commission (the "Commission"). Such officers, directors and 10% stockholders also are required by Commission rules to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such forms furnished to the Company, the Company believes that its directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements during the fiscal year ended June 30, 2002 and the six-month transition period ended December 31, 2002.

LIMITATION ON INCORPORATION BY REFERENCE

        Notwithstanding any reference in prior or future filings by the Company with the Commission that purport to incorporate this Proxy Statement by reference into another filing, such incorporation shall not include any material herein under the captions "Other Information—Compensation Committee Report," "Other Information—Comparative Performance Graph," and "Other Information—Comparative Performance Graph Since Fiscal 1999 Equity Offering."

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

        To be considered for inclusion in next year's proxy materials, stockholder proposals to be presented at the Company's 2004 Annual Meeting must be in writing and be received by the Company no later than January 2, 2004 unless the date of the 2004 Annual Meeting is changed by more than 30 days from June 6, 2004 in which case the deadline is a reasonable time before the Company begins to print and mail its proxy materials. For the proposal to be included in the proxy statement, the stockholder submitting the proposal must meet certain eligibility standards and comply with certain procedures established by the Commission, and the proposal must comply with the requirements as to form and substance established by applicable laws and regulations. The proposal must be mailed to the Company's principal executive office, at the address stated herein, and should be directed to the attention of the General Counsel.

        Stockholders that intend to present a proposal that will not be included in the proxy statement for the Company's 2004 Annual Meeting must give written notice of such stockholder's intent to submit such a proposal on or about March 16, 2004 unless the date of the 2004 Annual Meeting is changed by more than 30 days from June 6, 2004, in which case the deadline is a reasonable time before the Company mails its proxy materials. The notice submitted by a stockholder should include a statement that the proponent intends to solicit the necessary percentage of stockholder votes to carry the proposal supported by evidence that the stated percentage will actually be solicited.

OTHER MATTERS

        The Board of Directors does not know of any other matters that may come before the Annual Meeting; however, if any other matters are properly presented at the Annual Meeting, the persons named in the accompanying proxy will vote, or otherwise act, in their discretion on such matters.

        The Company's Transition Report for the six-month period ended December 31, 2002 has been mailed to each stockholder entitled to vote at the Annual Meeting or accompanies this Proxy Statement.

By Order of the Board of Directors,

Francis D. John Chairman of the Board, President and Chief Executive Officer

April 30, 2003

KEY ENERGY SERVICES, INC.
400 SOUTH RIVER ROAD
NEW HOPE, PA 18938

VOTE BY INTERNET—WWW.PROXYVOTE.COM Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Key Energy Services, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEYPRX	KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KEY ENERGY SERVICES, INC.

        1. ELECTION OF DIRECTORS

NOMINEES:	01) FRANCIS D. JOHN 02) DAVID J. BREAZZANO 03) KEVIN P. COLLINS 04) WILLIAM D. FERTIG	FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT	To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.
	05) W. PHILLIP MARCUM	☐	☐	☐
06) RALPH S. MICHAEL, III
07) J. ROBINSON WEST
08) MORTON WOLKOWITZ

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTIONS TO THE CONTRARY ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL OF THE DIRECTOR NOMINEE NAMES ABOVE.

NOTE: Please sign exactly as your name appears above. Each joint owner should sign. Executors, administrators and trustees, should give full title. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY.

Signature [PLEASE SIGN WITHIN BOX]        Date              Signature (Joint Owners)        Date

PLEASE DATE, SIGN AND MAIL YOUR
PROXY CARD BACK AS SOON AS POSSIBLE!
ANNUAL MEETING OF STOCKHOLDERS
KEY ENERGY SERVICES, INC.
JUNE 6, 2003

THIS PROXY IS BEING SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF
KEY ENERGY SERVICES,INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
JUNE 6, 2003

The undersigned hereby constitutes and appoints Francis D. John and Jack D. Loftis, Jr., and each of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to vote with respect to all the shares of Common Stock, par value $.10, of KEY ENERGY SERVICES, INC., standing in the name of the undersigned at the close of business on April 21, 2003 at the Annual Meeting of Stockholders to be held on June 6, 2003 at 11A.M., Eastern Daylight Time at the Hilton New York, 1335 Avenue of the Americas, Rendezvous Trianon Room, Third Floor, New York, NY 10019 (the "2003 Annual Meeting"), and at any and all adjournments or postponements thereof, to vote on the matters set forth on the reverse side and any other matter that may come before the 2003 Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND, IN THE EVENT THAT ANY OTHER MATTERS ARE PROPERLY PRESENTED AT THE ANNUAL MEETING, IN THE DISCRETION OF MESSRS. JOHN AND LOFTIS.

(TO BE SIGNED ON REVERSE SIDE)